SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                   FORM U5S/A
                                (Amendment No. 1)



                                  ANNUAL REPORT



                      For the Year Ended December 31, 1998






                              Filed Pursuant to the
                   Public Utility Holding Company Act of 1935

                                       by



                           NEW CENTURY ENERGIES, INC.
                                1225 17TH STREET
                                DENVER, CO 80202


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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this New Century Energies, Inc. Annual Report (Form U5S) to the Securities and Exchange Commission filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 1998, on the consolidated financial statements of Yorkshire Power Group Limited and subsidiaries included in the Annual Report on Form 10-K of Yorkshire Power Group Limited for the fiscal year ended March 31, 1998.



Deloitte & Touche LLP
Columbus, Ohio

April 30, 1999